Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Increases Credit Facility by $25 Million to $295 Million

Dallas, Texas - May 23, 2019 - Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced an expansion to its Senior Secured Credit Facility (the “Credit Facility”) from $270 million to $295 million. The $25 million increase in total commitments was the result of the addition of a new lender, bringing the total lender group to ten participants. The increase was executed under the accordion feature of the Credit Facility, which allows for an increase in total commitments under the facility from new and existing lenders on the same terms and conditions as the existing commitments in an amount up to $350 million.

Michael Sarner, Chief Financial Officer, commented, “We were pleased with the upsize of our credit facility, as it is a testament to our portfolio quality and track record. The substantial availability on our credit facility provides the necessary capital to achieve balance sheet leverage well within our target range of 1-to-1 to 1.2-to-1. We value our relationships with our lenders and are grateful for their continued support.”

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company, with approximately $318 million in net assets as of December 31, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829